Exhibit 99.1

            AltiGen Posts 19% Revenue Growth for Fiscal Year 2003
           Cash and Investment Position Increases to $10.1 Million
                Gross Margins Reach 61% for the Fourth Quarter
                      International Momentum Increasing

    FREMONT, Calif., Nov. 13 /PRNewswire-FirstCall/ -- AltiGen Communications, Inc. (Nasdaq: ATGN), a leading provider of next generation IP-PBX phone systems today reported its financial results for the Company's fourth quarter of fiscal 2003, ended September 30, 2003.

    Revenues for the fourth quarter of fiscal 2003 were $3.2 million, as compared to $3.4 million in the previous quarter, and $3.2 million a year ago. Net loss for the quarter was $0.5 million or $0.03 per share, as compared to a net loss of $0.6 million or $0.05 per share in the previous quarter, and $1.4 million or $0.10 per share a year ago.

    For the fiscal year ended September 30, 2003, revenues were $11.8 million as compared to $9.9 million for the fiscal year 2002. Net loss for the year was $3.6 million or $0.26 per share, compared to $7.1 million or $0.53 per share for the fiscal year 2002.

    "Broadening our product portfolio in 2003 helped AltiGen deliver 19% growth for the year," stated Gilbert Hu, President and CEO of AltiGen. "We believe that this momentum should continue into 2004, as October was the best first month of a quarter, in over two years, for AltiGen. New products introduced in 2003, combined with our strategic reseller relationships, contributed to the increase in business momentum. We introduced new products such as AltiServ1 and AltiServ2 IP-PBX systems and Alti IP 600 phones that provide us further penetration into existing markets as well as products like the AltiContact Manager which are providing opportunities in entirely new markets. Our reseller relationships continue to strengthen and expand, enhancing our ability to deliver turnkey solutions.

    Mr. Hu continued, "Our international business grew over 31% this past year, with particular strength in China, where we expect significant growth. Our new reseller and distributor relationships in the United Kingdom and Norway are leading AltiGen's expansion into the European market. Building out the Company's worldwide reseller base is a key part of our market expansion strategy in 2004, and we look forward to growing our presence throughout Asia and Europe.

    "This past year, we focused on fortifying the foundation on which AltiGen will continue to grow. We are very pleased with the progress we have made to date, specifically, growing our business and steadily approaching profitability. We are truly appreciative for the support of our employees, partners and shareholders, and we are committed to capitalizing on the opportunities that will ultimately deliver increased value for all of our supporters," Mr. Hu concluded.

    Phil McDermott, AltiGen's CFO, commented, "We are very pleased to report increased cash and investment position in the fourth quarter, which now stands at $10.1 million. We also attained gross margins of 61% in the September
quarter.   Through prudent cost controls, we have continued to lower our expenses, and a favorable product mix contributed to our increased gross margins. Going forward, we expect our lower cost structure and cautious expense controls to positively impact our cash position. With our current burn rate, we believe we have sufficient cash levels to take us beyond breakeven in the near-term."

    The Company will conduct a conference call with investment professionals today, November 13, 2003, at 2:00 PM Pacific Time (5:00 PM Eastern Time) to discuss the results of its operations for the fourth quarter and fiscal year 2003. Dial 800-227-9428 to listen in to the call. A live Webcast will also be made available at http://www.altigen.com and will also be archived for 90 days at this URL.

    About AltiGen

    AltiGen Communications, Inc. is a leading manufacturer of IP Telephony and Contact Center systems. The company designs, manufactures and markets next generation, IP-PBX telephone systems and IP contact centers that use both the Internet and the public telephone network to enable an array of applications that take advantage of the convergence of voice and data communications. AltiGen Communications products are available from authorized resellers. AltiGen's AltiServ has been recognized for excellence with more than 35 industry awards since 1996. Deloitte Touche has named AltiGen, as the 111th fastest growing company in the U.S. AltiGen Communications remains the leading manufacturer of delivered next-generation business telephony for the SMB market and is a certified Microsoft Gold ISV.

    For more information, call 1-888-ALTIGEN or visit the web site at www.altigen.com.

    Safe Harbor Statement

    This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements regarding the continued market acceptance of our Voice over IP systems in the small-to-midsize marketplace, our revenue and profitability progress in our fourth fiscal quarter, the successful market entry in the international arena, continued market acceptance of AltiServ1, AltiServ2 IP-PBX systems, Alti IP 600 phones, and of our recently announced AltiContact Manager. These statements reflect management's current expectation. However, actual results could differ materially as a result of unknown risks and uncertainties, including but not limited to, risks related to AltiGen's limited operating history. For a more detailed description of these and other risks and uncertainties affecting AltiGen's performance, please refer to the Company's 10-K for the year ended September 30, 2002, and the Company's recent 10-Q for the period ending June 30, 2003. AltiGen assumes no obligation to update the forward-looking information contained in this press release.
                         AltiGen Communications, Inc.
               Condensed Consolidated Statements of Operations
                (Amounts in thousands, except per share data)

                                            Fourth Quarter
                                                 Ended          Year Ended
                                             September 30      September 30
                                           FY 2003  FY 2002  FY 2003  FY 2002
    Net Revenues                            $3,178   $3,159  $11,824   $9,896
    Gross profit (loss)                      1,941    1,796    6,846    5,325
    Research and development                   987      981    3,990    4,071
    Selling, general and administrative      1,445    1,961    6,591    8,074
    Deferred stock compensation                 14       59       55      338
    Operating loss                            (505)  (1,205)  (3,790)  (7,158)
    Interest and other income,net               24       55      241      284
    Asset write down                            --      203       --      203
    Net loss                                 $(481) $(1,353) $(3,549) $(7,077)
    Basic and diluted net loss per share    $(0.03)  $(0.10)  $(0.26)  $(0.53)
    Weighted average shares outstanding     13,851   13,480   13,643   13,371

                    Condensed Consolidated Balance Sheets
                            (Amounts in thousands)

                                                 September 30,  September 30,
                                                     2003           2002
    Cash and cash equivalents                       $8,548         $7,210
    Short-term investments                           1,598          4,938
    Accounts receivable, net                         1,521          1,656
    Inventories                                        910          1,263
    Other current assets                               193            556
    Net property and equipment                         245            635
    Other long-term assets                             195            248
    Total Assets                                   $13,210        $16,506
    Current liabilities                             $2,920         $3,135
    Stockholders' equity                            10,290         13,371
    Total Liabilities and Stockholders' Equity     $13,210        $16,506

SOURCE  AltiGen Communications, Inc.
    -0-                             11/13/2003
    /CONTACT: Phil McDermott, CFO of AltiGen Communications, +1-510-252-9712, or pmcdermott@altigen.com; or Jason Golz, or Quynh Nguyen, qnguyen@fd-us.com, both Investor Relations of Financial Dynamics, +1-415-439-4516, for AltiGen Communications/
    /Web site:  http://www.altigen.com /
    (ATGN)
CO:  AltiGen Communications, Inc.
ST:  California
IN:  CPR TLS ITE MLM NET
SU:  ERN CCA